Exhibit 99


FOR IMMEDIATE RELEASE:



                               Contact:  Robert N. Elkins, M.D.
                               Chairman & CEO
                               Marc B. Levin
                               Executive Vice President
                               Integrated Health Services, Inc.
                               (410) 998-8400

                               Available on the Internet: http://www.ihs-inc.com

                 INTEGRATED HEALTH SERVICES ANNOUNCES FINANCING


Owings Mills,  MD, September 9, 1997 - Integrated  Health Services,  Inc. (NYSE:
IHS) today announced that it has entered into an agreement to issue privately $500,000,000 aggregate principal amount of its 9.25% senior subordinated notes due 2008. The issuance of the notes, which is subject to certain customary closing conditions, is expected to occur on September 11, 1997. Proceeds of the offering will be used to repay outstanding indebtedness under the Company's credit facility and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration of the notes under such Act or an applicable exemption from registration.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Integrated Health Services is a highly diversified health services provider, offering a broad spectrum of post-acute medical and rehabilitative services through its nationwide healthcare network. IHS's post-acute services include home nursing services, home infusion services, subacute care, inpatient and outpatient rehabilitation, respiratory therapy, hospice care, and diagnostic services. Supporting the full continuum of healthcare needs, IHS currently operates over 1,000 post-acute service locations in 45 states throughout the U.S.


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